Exhibit 99

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 26, 2006
No. 1046

Coherent, Inc. Reports Second Fiscal Quarter Results Including Higher Sales and Orders

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its second fiscal quarter ended April 1, 2006, posting sales of $146.0 million and net income, on a U.S. generally accepted accounting principles basis (GAAP), of $8.2 million ($0.26 per diluted share).  Net income for the second quarter of fiscal 2006 on a GAAP basis included $0.2 million ($0.01 per diluted share) in Excel Technology integration related costs.  Excluding the charge, non-GAAP net income was $8.3 million ($0.27 per diluted share).  GAAP net income for the second quarter of fiscal 2006 also included approximately $2.4 million ($0.08 per diluted share) of stock-based compensation expense, net of tax, as required by Statement of Financial Accounting Standards 123(R) (SFAS 123(R)).  GAAP net income prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123(R).

Sales and net income for the corresponding prior year period ending April 2, 2005 were $131.2 million and $19.6 million ($0.63 per diluted share), respectively.   These prior year period results include a tax benefit from the reversal of a deferred tax valuation allowance of $9.6 million ($0.31 per diluted share) relating to Lambda Physik, and a favorable adjustment of $0.3 million ($0.01 per diluted share) related to Lambda Physik’s previously communicated decision to discontinue future lithography investments.  Non-GAAP net income for the corresponding prior year, excluding the aforementioned gains and including approximately $3.0 million ($0.10 per diluted share) of pro forma stock-based compensation expense, net of tax, was $6.7 million ($0.22 per diluted share).

In comparison, sales for the first quarter of fiscal 2006 were $131.0 million and net income, on a GAAP basis, of $9.3 million ($0.30 per diluted share).  Net income for the first quarter of fiscal 2006 on a GAAP basis included a one-time tax benefit of approximately $1.8 million ($0.06 per diluted share), a previously communicated facility closure after-tax charge of $0.4 million ($0.01 per diluted share), and an after-tax in-process research and development (IPR&D) charge of $0.4 million ($0.01 per diluted share) associated with the purchase of the assets of Iolon, Inc.  Excluding these charges and gain, non-GAAP net income was $8.4 million ($0.27 per diluted share).  GAAP net income for the first quarter of fiscal 2006 also included approximately $2.0 million ($0.06 per diluted share) of stock -based compensation expense, net of tax.

As of April 1, 2006, year-to-date sales of $277.0 million and net income of $17.5 million ($0.56 per diluted share) compared to the prior year period sales of  $257.2 million and a net income of $25.0 million ($0.81 per diluted share).  Orders received for the six month period ended April 1, 2006 were $278.0 million, compared to $257.9 million in orders received during the same period a year ago.

John Ambroseo, Coherent’s President and Chief Executive Officer said, “We’re very pleased by Coherent’s operating results for the second fiscal quarter.  We successfully redistributed production capacity leading to healthy top-line growth.  Our gross margin expanded by 0.8 points from last quarter, which positions us to achieve our goal of 46% gross margin exiting fiscal 2006.  We also delivered good cash generation from continuing operations, making us three for three on these key business fundamentals.”

Orders received during the quarter ended April 1, 2006 were $146.3 million, compared to $129.4 million in the same period last year, and $131.7 million in the immediately preceding quarter.  The book-to-bill ratio was 1.00 resulting in a backlog of $191.5 million at April 1, 2006 compared to a backlog of $155.3 million at April 2, 2005 and $192.8 million at December 31, 2005.

Ambroseo continued, “Incoming orders were very strong in the second quarter as we continue to reap rewards from our prior investments.  In particular, bookings from the microelectronics market were up significantly on a sequential and year-over-year basis.  The overall bookings performance has enabled us to maintain a very strong backlog, which bodes well for revenue and margin expansion for the remainder of the fiscal year.”

“With our current business on a positive vector, we look forward to completing our planned acquisition of Excel Technology, Inc. We are fully cooperating with the Department of Justice’s HSR investigation and anticipate a successful resolution.  We intend to provide insight into our integration plans after the regulatory process is completed.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 1, 2006	Dec. 31, 2005	April 2, 2005	April 1, 2006	April 2, 2005
Net sales	$145,988	$130,994	$131,175	$276,982	$257,197
Cost of sales (A) (B)	82,124	74,843	72,688	156,967	147,173
Gross profit	63,864	56,151	58,487	120,015	110,024
Operating expenses:
Research & development (A) (B)	19,263	14,618	14,175	33,881	28,476
In-process research and development	—	690	—	690	—
Selling, general & administrative (A) (B) (C) (D)	32,131	29,411	28,765	61,542	57,137
Restructuring, impairment and other charges (E)	(90)	—	(40)	(90)	260
Intangibles amortization	2,335	2,306	1,528	4,641	3,021
Total operating expenses	53,639	47,025	44,428	100,664	88,894
Income from operations	10,225	9,126	14,059	19,351	21,130
Other income, net (B)	2,243	1,554	790	3,797	1,697
Income before income taxes and minority interest	12,468	10,680	14,849	23,148	22,827
Provision (benefit) for income taxes (F)	4,295	1,364	(4,728)	5,659	(1,958)
Income from operations before minority interest	8,173	9,316	19,577	17,489	24,785
Minority interest	—	—	—	—	180
Net income	$8,173	$9,316	$19,577	$17,489	$24,965

Net income per share:
Basic	$0.27	$0.30	$0.64	$0.57	$0.82
Diluted	$0.26	$0.30	$0.63	$0.56	$0.81

Shares used in computation:
Basic	30,754	31,124	30,628	30,939	30,555
Diluted	31,316	31,475	31,112	31,396	30,991

(A)    The quarter ended April 1, 2006 includes $3,446 ($2,390 net of tax ($0.08 per diluted share)) of stock-based compensation expense related to the implementation of SFAS 123(R).  Pretax stock-based compensation under SFAS 123(R) is recorded in the statement lines as follows: $261 to cost of sales; $632 to research and development; and $2,553 to selling, general and administrative.  The quarter ended December 31, 2005 includes $2,774 ($1,953 net of tax ($0.06 per diluted share)) of stock-based compensation expense.  Pretax stock-based compensation is recorded in the statement lines as follows: $57 to cost of sales; $448 to research and development; and $2,269 to selling, general and administrative.

(B)    The six months ended April 2, 2005 includes a charge of $2,738 (net of minority interest of $137 ($0.09 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.  As a result, cost of sales includes $2,257; research and development includes $267; selling, general and administrative includes $137; and other income, net includes $214 of this charge.

(C)    The quarter ended April 1, 2006 includes $162 ($0.01 per diluted share) of Excel Technology integration related costs.

(D)    The quarter ended December 31, 2005 includes a previously communicated facility closure charge of $403 ($0.01 per diluted share).  The pre-tax charge of $633 is recorded in selling, general and administrative.

(E)      The six months ended April 2, 2005 includes a charge of $300 ($201 after-tax) related to the previously communicated termination of activities in the Telecom Actives Group.

(F)      The quarter ended December 31, 2005 includes a one-time tax benefit of $1,751 ($0.06 per diluted share).  The six months ended April 2, 2005 includes a tax benefit of $479 ($0.02 per diluted share) related to federal tax law changes enacted in the current quarter.

Summarized balance sheet information is as follows (unaudited, in thousands):

	April 1, 2006	Oct. 1, 2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments (A)	$429,136	$230,914
Restricted cash, cash equivalents and short-term investments (B)	15,469	15,467
Accounts receivable, net	99,005	87,684
Inventories	95,633	102,730
Prepaid expenses and other assets	59,937	54,926
Total current assets	699,180	491,721
Property and equipment, net	151,339	155,316
Restricted cash, cash equivalents and short-term investments (B)	2,577	1,220
Other assets	164,751	150,033
Total assets	$1,017,847	$798,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$12,737	$12,736
Accounts payable	24,365	18,451
Other current liabilities	70,820	80,400
Total current liabilities	107,922	111,587
Other long-term liabilities	261,301	50,437
Total stockholders’ equity	648,624	636,266
Total liabilities and stockholders’ equity	$1,017,847	$798,290

(A)          Includes $195,000 net proceeds received from the issuance of convertible subordinated notes in March 2006.

(B)                               Represents cash, cash equivalents and short-term investments at April 1, 2006 restricted under the Star Medical notes payable arrangement ($15,178), for other long-term obligations ($1,350), for close out costs associated with the purchase of the remaining outstanding shares of Lambda Physik AG ($1,227) and other ($291).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Six Months Ended
	April 1, 2006	Dec. 31, 2005	April 2, 2005	April 1, 2006	April 2, 2005
GAAP net income	$8,173	$9,316	$19,577	$17,489	$24,965
Excel Technology integration costs	162	—	—	162	—
In-process research and development	—	429	—	429	—
Facility closure charge	—	403	—	403	—
One-time tax benefits	—	(1,751)	—	(1,751)	—
Tax benefit related to federal tax law changes	—	—	—	—	(479)
Pro forma stock based compensation	—	—	(2,961)	—	(6,883)
Tax benefit from the reversal of deferred tax valuation allowance	—	—	(9,571)	—	(9,571)
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	—	—	(323)	—	2,738
Non-GAAP net income	$8,335	$8,397	$6,722	$16,732	$10,770

Non-GAAP net income per diluted share	$0.27	$0.27	$0.22	$0.53	$0.35

The Company's conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as we continue to reap rewards from our prior investments, that our strong backlog bodes well for revenue and margin expansion for the remainder of the fiscal year and that we anticipate a successful resolution to the Department of Justice investigation into the Excel acquisition, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company's products and services and other risks identified in the Company's SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company's reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000